                                                                  EXECUTION COPY


                             STOCKHOLDERS AGREEMENT


                  THIS STOCKHOLDERS AGREEMENT (this "Agreement"), dated September 27, 2001, by and among Temple-Inland Inc., a Delaware corporation ("Parent"), Temple-Inland Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Merger Subsidiary"), and each of Mid-America Group, Ltd., Marvin A. Pomerantz, Warren J. Hayford, Daniel P. Casey, Mary Sue Coleman, Harve A. Ferrill, John E. Goodenow, David B. Hawkins, Charles S. Johnson, Jerry W. Kolb, Ralph L. MacDonald Jr., Michael J. Keough, Lawrence G. Rogna, and Jeffrey B. Park (each in his individual capacity, a "Stockholder", and collectively, the "Stockholders").

                                   WITNESSETH

                  WHEREAS, each of the Stockholders is, as of the date hereof, the record and beneficial owner of that number of shares of Class A Common Stock, par value $.0001 per share (the "Company Common Stock"), of Gaylord Container Corporation, a Delaware corporation (the "Company"), set forth on
Schedule 1(a) hereto;

                  WHEREAS, Parent, Merger Subsidiary and the Company concurrently with the execution and delivery of this Agreement are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the acquisition of the Company by Parent by means of a cash tender offer (the "Offer") for all of the outstanding shares of Company Common Stock and for the subsequent merger (the "Merger") of Merger Subsidiary with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement; and

                  WHEREAS, as a condition to the willingness of Parent and Merger Subsidiary to enter into the Merger Agreement, and in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.


                  NOW, THEREFORE, in consideration of the execution and delivery by Parent and Merger Subsidiary of the Merger Agreement and the foregoing and the

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mutual representations, warranties, covenants and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  Section 1. Representations and Warranties of the Stockholders. Each of the Stockholders hereby represents and warrants to Parent and Merger Subsidiary, severally and not jointly, as follows:

                           (a) Such Stockholder is the record and beneficial
owner of the shares of Company Common Stock (as may be adjusted from time to time pursuant to Section 6 hereof, the "Shares") set forth opposite his name on
Schedule 1(a) to this Agreement and such Shares represent all of the Shares beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by such Stockholder. For purposes of this Agreement, the term "Shares" shall include any shares of Company Common Stock issued to the Stockholder upon exercise of any stock options that are currently exercisable or become exercisable, restricted stock and any other shares of Company Common Stock such Stockholder may acquire or beneficially own during the term of this Agreement. Schedule 1(a) lists all options and shares of restricted stock issued to the Stockholders.

                           (b) Such Stockholder has all requisite power and
authority and, if an individual, the legal capacity, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been validly executed and delivered by such Stockholder and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of Stockholder, enforceable against such Stockholder in accordance with its terms.

                           (c) The execution and delivery of this Agreement by
such Stockholder do not, and the consummation of the transactions contemplated by and compliance with the provisions of this Agreement will not, (i) conflict with the Certificate of Incorporation or By-laws or similar organizational documents of such Stockholder as presently in effect (in the case of a Stockholder that is a legal entity), (ii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or by which it is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, contract, indenture, note or instrument to which such Stockholder is a party or by which it is


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bound or affected, except for such breaches, defaults or other occurrences that would not prevent or materially delay the performance by Stockholder of such Stockholder's obligations under this Agreement, or (iv) except for applicable requirements, if any, of the Exchange Act, require any filing by such Stockholder with, or any permit, authorization, consent or approval of, any governmental or regulatory authority, except where the failure to make such filing or obtain such permit, authorization, consent or approval would not prevent or materially delay the performance by Stockholder of such Stockholder's obligations under this Agreement.

                           (d) The Shares and the certificates representing the
Shares owned by such Stockholder are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

                           (e) As of the date hereof, neither the Stockholder,
nor any of its respective properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award that would prevent or delay the consummation of the transactions contemplated hereby.

                           (f) There are no options or rights to acquire, or any
agreements to which the Stockholder is a party relating to any of the Shares, other than as set forth in this Agreement.

                           (g) Except as set forth on Schedule 1(g), no
Stockholder, directly or indirectly, owns any of the Company's 9-3/8% Senior Notes due 2007, 9-3/4% Senior Notes due 2007 or 9-7/8% Senior Subordinated Notes due 2008 (collectively, the "Notes").

                  Section 2. Representations and Warranties of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary hereby, jointly and severally, represents and warrants to the Stockholders as follows:

                           (a) Each of Parent and Merger Subsidiary is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Subsidiary has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agree-


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ment. This Agreement has been duly executed and delivered by each of Parent and
Merger Subsidiary and constitutes the legal, valid and binding obligation of each of Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms.

                           (b) The execution and delivery of this Agreement by
each of Parent and Merger Subsidiary do not, and the consummation of the transactions contemplated by and compliance with the provisions of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either of Parent or Merger Subsidiary, in each case as amended to the date of this Agreement, (ii) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Subsidiary or by which either is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, contract, indenture, note or instrument to which Parent or Merger Subsidiary is a party or by which either is bound or affected or (iv) except for applicable requirements, if any, of the HSR Act and the Exchange Act or any foreign antitrust and competition laws and regulations, require any filing by Parent or Merger Subsidiary with, or any permit, authorization, consent or approval of, any governmental or regulatory authority.

                  Section 3. Purchase and Sale of the Shares. Each of the Stockholders hereby agrees that it shall tender the Shares into the Offer promptly, and in any event no later than the tenth business day following the commencement of the Offer pursuant to Section 1.1 of the Merger Agreement, and that such Stockholder shall not withdraw any Shares so tendered unless the Offer is terminated or has expired. Merger Subsidiary hereby agrees to purchase all the Shares so tendered at a price per Share equal to the Merger Consideration (as defined in the Merger Agreement) or any higher price that may be paid in the Offer; provided, however, that Merger Subsidiary's obligation to accept for payment and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer set forth in the Merger Agreement and Annex I thereto.

                  Section 4. Restrictions on Dispositions. Prior to the termination of this Agreement, except as otherwise provided herein, none of the Stockholders shall: (i) directly or indirectly, transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares or any interest therein; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of


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any or all of the Shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares; (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby.

                  Section 5.  Grant of Irrevocable Proxy; Appointment of Proxy.

                           (a) Each of the Stockholders hereby irrevocably
grants to, and appoints, Parent and any nominee thereof, its proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in connection with any meeting of the stockholders of the Company (i) in favor of the Merger, and (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company.

                           (b) Such Stockholder represents that any proxies
heretofore given in respect of the Shares, if any, are not irrevocable, and that such proxies are hereby revoked.

                           (c) Such Stockholder hereby affirms that the
irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in Section 8 hereof, is intended to be irrevocable in accordance with the provisions of Section 212(e) of the Delaware General Corporation Law.

                  Section 6. Adjustments Upon Share Issuances, Changes in Capitalization, etc. In the event of any change in Company Common Stock or in the number of outstanding shares of Company Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of an extraordinary dividend of cash, securities or other property), the number of Shares shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional shares of


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Company Common Stock or other securities or rights of the Company issued to or acquired by each of the Stockholders.

                  Section 7. Tender of Notes. Each of the Stockholders listed on
Schedule 1(g) hereto hereby agrees that it shall tender promptly its Notes into the separate tender offers for the Notes (the "Notes Tender Offers") being made by Parent or its designee concurrently with the Offer pursuant to the Offer to Purchase and Consent Solicitation Statement dated September 28, 2001 (as amended or supplemented from time to time, the "Notes Offer to Purchase"), and in any event no later than the tenth business day following the commencement of the Notes Tender Offers pursuant to Section 1.2 of the Merger Agreement, and that such Stockholder shall not withdraw any Notes so tendered unless the Notes Tender Offers are terminated or have expired. Parent or its designee hereby agrees to purchase all the Notes so tendered at a purchase price (per $1,000 principal amount) as set forth in the Notes Offer to Purchase or any higher price that may be paid in the Notes Tender Offers; provided, however, that Parent's or its designee's obligation to accept for payment and pay for the Notes in the Notes Tender Offers is subject to all the terms and conditions of the Notes Tender Offers set forth in the Merger Agreement and Annex I thereto.

                  Section 8. Further Assurances. Each of the Stockholders shall, upon request of Parent or Merger Subsidiary, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Merger Subsidiary to be necessary or desirable to carry out the provisions hereof and to vest the power to vote the Shares as contemplated by Section 5 hereof in Parent.

                  Section 9. Termination. This Agreement, and all rights and obligations of the parties hereunder and the proxies provided hereby, shall terminate immediately upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time (as defined in the Merger Agreement), or (c) the written mutual consent of the parties hereto; provided, however, that Section 10 shall survive any termination of this Agreement.

                  Section 10. Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall paid by the party incurring such costs or expenses.

                  Section 11.  Miscellaneous.


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                           (a) Definitions. Capitalized terms used and not
otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.

                           (b) Amendment. This Agreement may not be amended
except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement.

                           (c) Notices. All notices, requests and other
communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or by telecopy (with copies by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  i.       if to Parent or Merger Subsidiary, to

                           Temple-Inland Inc.
                           303 South Temple Drive
                           Diboll, TX 75941
                           Attention: M. Richard Warner, Esq.
                           Fax:  936-829-3333

                           with a copy to (which shall not constitute notice):

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           1440 New York Avenue, N.W.
                           Washington, DC  20005
                           Attention:  Stephen W. Hamilton, Esq.
                           Fax:  202-393-5760

                  ii.      if to the Stockholders, to

                           Gaylord Container Corporation
                           500 Lake Cook Road, Suite 400
                           Deerfield, IL 60015
                           Attention: Daniel P. Casey
                           Fax:  847-405-5628

                           with a copy to (which shall not constitute notice):


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                           Kirkland & Ellis
                           200 East Randolph Drive
                           Chicago, IL  60601
                           Attention:  William S. Kirsch, P.C.
                                       John A. Schoenfeld
                           Fax:  312-861-2200

                           (d) Counterparts. This Agreement may be executed in
one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                           (e) Entire Agreement; No Third-Party Beneficiaries.
This Agreement and the Merger Agreement (including the documents and the instruments referred to herein and therein): (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (ii) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                           (f) Governing Law. This Agreement shall be governed
by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                           (g) Assignment. Neither this Agreement nor any of the
rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties; any instrument purporting to make such assignment shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                           (h) Enforcement. The parties agree that irreparable
damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in


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the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal or state court sitting in the State of Delaware.

                           (i) Severability. Any term or provision of this
Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

                            [Signature pages follow]


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                  IN WITNESS WHEREOF, Parent, Merger Subsidiary and the
Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                    TEMPLE-INLAND INC.


                                    By: /s/ M. Richard Warner
                                       ---------------------------------
                                       Name:  M. Richard Warner
                                       Title: Vice President and Chief
                                              Administrative Officer

                                    TEMPLE-INLAND ACQUISITION CORPORATION


                                    By: /s/ M. Richard Warner
                                       ---------------------------------
                                       Name:  M. Richard Warner
                                       Title: Vice President


                                    MID-AMERICA GROUP, LTD.


                                    By: /s/ Marvin A. Pomerantz
                                       ---------------------------------
                                       Name:  Marvin A. Pomerantz
                                       Title: Chairman and Chief
                                              Executive Officer


                                      /s/ Marvin A. Pomerantz
                                    ------------------------------------
                                          Marvin A. Pomerantz


                                      /s/ Warren J. Hayford
                                    ------------------------------------
                                          Warren J. Hayford

                                           /s/ Daniel P. Casey
                                     -----------------------------------
                                          Daniel P. Casey



                                          /s/ Mary Sue Coleman
                                    ------------------------------------
                                          Mary Sue Coleman



                                          /s/ Harve A. Ferrill
                                    -------------------------------------
                                          Harve A. Ferrill



                                          /s/ John E. Goodenow
                                    -------------------------------------
                                          John E. Goodenow



                                          /s/ David B. Hawkins
                                    -------------------------------------
                                          David B. Hawkins



                                          /s/ Charles S. Johnson
                                    -------------------------------------
                                          Charles S. Johnson



                                          /s/ Jerry W. Kolb
                                    -------------------------------------
                                          Jerry W. Kolb



                                          /s/ Ralph L. MacDonald, Jr.
                                    -------------------------------------
                                          Ralph L. MacDonald, Jr.

                                          /s/ Michael J. Keough
                                    -------------------------------------
                                          Michael J. Keough



                                          /s/ Lawrence G. Rogna
                                    -------------------------------------
                                          Lawrence G. Rogna



                                          /s/ Jeffrey B. Park
                                    -------------------------------------
                                          Jeffrey B. Park

                                  SCHEDULE 1(a)


                  OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY


                                                                                                        SHARES UNDER
                                                   SHARES OF CLASS A         SHARES OF                  UNEXERCISED
              SHAREHOLDER                            COMMON STOCK         RESTRICTED STOCK              OPTION GRANTS
              -----------                           ---------------       ----------------              -------------
Mid-America Group, Ltd.                                4,589,942
Marvin A. Pomerantz                                       40,000
Warren J. Hayford                                        883,186                                             28,000
Daniel P. Casey                                           77,250                  270,000                   180,000
Mary Sue Coleman                                           3,008                                             28,000
Harve A. Ferrill                                          25,000                                             28,000
John E. Goodenow                                          21,500                                             28,000
David B. Hawkins                                           2,000                                             28,000
Charles S. Johnson                                                                                           28,000
Jerry W. Kolb                                             10,000                                             21,000
Ralph L. MacDonald Jr.                                    40,000                                             28,000
Michael J. Keough                                         98,570                  310,000                    90,000
Lawrence G. Rogna                                         44,000                  135,000                    90,000
Jeffrey B. Park                                           41,024                   82,000                    60,000
                                                       ---------                  -------                 ---------
Totals                                                 5,875,480                  797,000                   637,000

                                  SCHEDULE 1(g)


                   OWNERSHIP OF DEBT SECURITIES OF THE COMPANY


John E. Goodenow owns $30,000 principal amount of the Company's 9-3/4% Senior Notes due 2007.